Exhibit 99.1

Bank Notes

OFFICER APPOINTMENTS

Tricia (Trish) P. Springfield has been appointed to Executive Vice President, Retail Banking Executive with overall responsibility for all retail banking activities. In this senior management role, Mrs. Springfield’s responsibilities will include all loan and deposit products and services provided to retail customers primarily through the Bank’s 29 branches. Mrs. Springfield will also have overall lending responsibility for residential mortgage, credit card, and indirect automobile, as well as small business lending and merchant services to commercial customers.

Blake E. Davis has been promoted to Branch Manager and Loan Officer, North Harper office. He is a graduate of Newberry College, the South Carolina Bankers School, the SCBA Commercial Lending School, and Leadership Laurens County Class XVI. Davis has been employed with The Palmetto Bank since May 2001.

Jeanie Roberts has been promoted to Branch Information Support (BIS) Manager, BIS department. Roberts has been employed with The Palmetto Bank for twelve years.

PROMOTIONS ANNOUNCED

Jeri C. Manley has been promoted to Assistant Vice President, Branch Manager and Loan Officer, Main office. She is a graduate of the South Carolina Bankers School. Manley has been employed with The Palmetto Bank for twenty years.

Elizabeth L. Robertson has been promoted to Mortgage Originator, Laurens/Greenwood. A Laurens native, Robertson is a graduate of the University of South Carolina, The Palmetto Bank’s management training program, and the South Carolina Bankers School. She has been employed with The Palmetto Bank for eleven years.

Gary C. Coleman has been promoted to Loss Mitigation and Recovery Specialist. A Laurens native, Coleman received his Bachelor of Science degree in Financial Management from Clemson University. He has been employed with The Palmetto Bank since September 2008.

THE PALMETTO BANK TO EXPAND ITS WEALTH MANAGEMENT BUSINESS

George A. (Andy) Douglas has been appointed to Executive Vice President, Wealth Management Group. Douglas will expand the Bank’s existing trust and investments division into a comprehensive wealth management business.

Currently, the Bank provides trust, investment, insurance and brokerage services through a combination of in-house employees and an agreement with Raymond James Financial Services, Inc. As part of its mission to serving as a trusted financial advisor to its clients, the Bank plans to expand its current offerings to include private banking and other services to provide more complete financial advice to its clients.

THE PALMETTO BANK LAUNCHES FACEBOOK PAGE

The Palmetto Bank is excited to continue its history of innovation by launching a Facebook page. Facebook users who visit the The Palmetto Bank’s Facebook page will discover a variety of features including products and services, industry information, upcoming community events, photos and updates about The Palmetto Bank. Check us out on Facebook today.

To Our Shareholders:

For the quarter ended September 30, 2010, the Company reported a net loss of $13.8 million, compared to a second quarter 2010 net loss of $8.5 million. Similar to the previous quarter, the net loss in the third quarter was driven primarily by the elevated level of provision for loan losses and write downs on foreclosed assets to address the credit quality of the loan portfolio and related declines in commercial real estate values.

During the third quarter 2010, substantially all of the Company’s credit losses were concentrated in commercial real estate assets, with $12.3 million of credit losses related to ten individual commercial real estate assets. Commercial real estate activity continues to be depressed which has negatively impacted appraised values. As a result, we recorded write downs on our problem assets based on updated appraisals that continue to come in at reduced values. On a positive note, similar to the second quarter, our problem assets declined in the third quarter resulting in the second consecutive quarterly decrease in our nonperforming assets. While the overall economic environment is still uncertain, we are hopeful that this declining trend in our problem assets will continue.

The third quarter 2010 net loss also included a one time, noncash charge to write off $3.7 million of goodwill related to prior branch acquisitions. The goodwill was an intangible asset recorded based on accounting rules at the time we acquired bank branches from other banks in 1988 through 1999, and was not a tangible asset. Accordingly, the charge had no effect on the liquidity, regulatory capital, or daily operations of the Company.

The day to day operations of the Bank are profitable. Absent the elevated provision for loan losses, write downs on our foreclosed assets, and write off of goodwill, the Bank would have shown a profit for the quarter. While it is disappointing that we incurred another quarterly loss, it is a natural part of the process of working our way through the current credit cycle.

On October 7, 2010, we consummated the $103 million private placement of our common stock with institutional investors, and contributed substantially all of the net proceeds as a capital contribution to The Palmetto Bank. The capital contribution to the Bank resulted in the Bank’s capital adequacy ratios exceeding the minimum capital levels required to be categorized as “well capitalized”. Raising additional capital was an important step to weather the ongoing impact of the extended recession of the past few years. Completing the private placement in this very challenging economic environment is a testament to the value of The Palmetto Bank franchise.

We recognize the significant impact of the private placement on our current shareholders. As disappointing as it is to the value of your investment in the Company, we believe it was the appropriate course of action to position to Company to manage through these very difficult times and position the Company to recover the loss in market value in the post-recession environment. The creation of long-term shareholder value remains a critically important element of our corporate mission, and we continue to take value generating actions to reposition the Company for the future. Under the stock purchase agreement with the investors, the Company also is permitted to conduct a $10 million offering that will allow our shareholders of record as of October 6, 2010 to purchase common stock of the Company at the same price per share as purchased by the institutional investors in the private placement.1 We expect to provide details related to this offering in the near future.

As you know from our previous letters, we have been working very hard to deal with the impact of the extended recession of the past two years, and we believe that we have made substantial progress. While the recession officially ended in 2009, it is not yet clear if a sustained economic recovery has begun. An improving economy is critical to help our borrowers recover and therefore result in an improvement in our financial results. The Board of Directors, your management team and all of the employees of the Company come to work every day focused on the issues that resulted in our poor financial performance in 2009 and 2010 and prepared to continue to adapt to the rapidly changing financial services industry.

At the August 2010 shareholders meeting, two of our directors did not stand for re-election to the Board of Directors. In addition, in October several other directors retired from the Board. We would like to recognize and thank all of these directors for their dedicated service to the Company. These directors are Fred Davis, David George, John Gramling, Sam Phillips, Albert Smith, Ann Smith and Keith Snead. We also would like to welcome John Sullivan, Bob Goldstein, and Jim Lynch to the Board of Directors and look forward to their contributions in the coming years.

These are trying times in general and for the banking industry in particular. Please do not hesitate to contact either one of us, or any other employee of the Company, with questions or concerns about your Company.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

[1]	The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock.

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2010	June 30, 2010	December 31, 2009
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$266,453	$236,029	$188,084

Total cash and cash equivalents	266,453	236,029	188,084

Federal Home Loan Bank (“FHLB”) stock, at cost	6,785	7,010	7,010
Investment securities available for sale, at fair value	129,571	112,316	119,986
Mortgage loans held for sale	3,716	1,898	3,884
Commercial loans held for sale, net	88,564	—	—

Loans, gross	827,564	967,244	1,040,312
Less: allowance for loan losses	(29,339)	(28,383)	(24,079)

Loans, net	798,225	938,861	1,016,233

Premises and equipment, net	28,481	29,344	29,605
Goodwill, net	—	3,691	3,691
Accrued interest receivable	4,178	4,222	4,322
Real estate acquired in settlement of loans	22,508	26,521	27,826
Income tax refund receivable	7,589	4,721	20,869
Other	24,786	23,308	14,440

Total assets	$1,380,856	$1,387,921	$1,435,950

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$150,707	$143,223	$142,609
Interest-bearing	1,049,147	1,048,152	1,072,305

Total deposits	1,199,854	1,191,375	1,214,914

Retail repurchase agreements	20,819	24,674	15,545
Commercial paper (Master notes)	—	—	19,061
FHLB borrowings	96,000	96,000	101,000
Convertible debt	380	380	—
Accrued interest payable	1,517	1,508	2,020
Other	12,912	11,341	8,395

Total liabilities	1,331,482	1,325,278	1,360,935

Shareholders’ equity
Preferred stock - par value $0.01 per share	—	—	—
Common stock - par value $0.01 per share at September 30, 2010 and $5.00 per share at June 30, 2010 and December 31, 2009	65	32,309	32,282
Capital surplus	35,085	2,758	2,599
Retained earnings	19,490	33,269	47,094
Accumulated other comprehensive loss, net of tax	(5,266)	(5,693)	(6,960)

Total shareholders’ equity	49,374	62,643	75,015

Total liabilities and shareholders’ equity	$1,380,856	$1,387,921	$1,435,950

Consolidated Statements of Loss

(in thousands) (unaudited)

	For the three month period ended September 30, 2010	For the three month period ended June 30, 2010	For the nine month period ended September 30, 2010
Interest income
Interest earned on cash and cash equivalents	$143	$88	$298
Dividends paid on FHLB stock	7	5	16
Interest earned on investment securities available for sale	781	786	2,770
Interest and fees earned on loans	12,925	13,571	40,101

Total interest income	13,856	14,450	43,185

Interest expense
Interest paid on deposits	3,451	3,274	10,288
Interest paid on retail repurchase agreements	16	13	43
Interest paid on commercial paper	—	11	21
Interest paid on FHLB borrowings	412	408	1,313
Other	9	10	19

Total interest expense	3,888	3,716	11,684

Net interest income	9,968	10,734	31,501

Provision for loan losses	13,100	12,750	36,600

Net interest loss after provision for loan losses	(3,132)	(2,016)	(5,099)

Noninterest income
Service charges on deposit accounts, net	1,787	2,027	5,764
Fees for trust and investment management and brokerage services	585	735	1,971
Mortgage-banking	1,193	377	2,190
Automatic teller machine	321	321	945
Merchant services	10	101	905
Investment securities gains	1	—	9
Other	499	500	1,613

Total noninterest income	4,396	4,061	13,397

Noninterest expense
Salaries and other personnel	6,236	6,302	18,675
Occupancy	1,226	1,148	3,545
Furniture and equipment	1,068	927	2,962
Loss on disposition of premises, furniture, and equipment	29	3	37
FDIC deposit insurance assessment	1,776	981	3,472
Mortgage-servicing rights portfolio amortization and impairment	209	197	597
Marketing	383	450	1,128
Real estate acquired in settlement of loans writedowns and expenses	5,490	2,550	9,052
Goodwill impairment	3,691	—	3,691
Other	2,515	2,813	8,158

Total noninterest expense	22,623	15,371	51,317

Net loss before benefit for income taxes	(21,359)	(13,326)	(43,019)

Benefit for income taxes	(7,580)	(4,793)	(15,415)

Net loss	$(13,779)	$(8,533)	$(27,604)

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the SEC’s Internet site (http://www.sec.gov).